UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date Of Report (Date Of Earliest Event Reported): October 29, 2007
CLEAR CHANNEL COMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in its Charter)
Texas
(State or Other Jurisdiction of Incorporation)

001-09645	74-1787539
(Commission File Number)	(IRS Employer Identification No.)
200 East Basse Road
San Antonio, Texas 78209
(Address of Principal Executive Offices, Including Zip Code)
210-822-2828
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

INFORMATION TO BE INCLUDED IN THIS REPORT
Item 8.01 Other Events.
     As previously announced, on April 20, 2007, subsidiaries (the “Sellers”) of Clear Channel Communications, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Agreement”) with TV Acquisition LLC (the “Buyer”), an affiliate of Providence Equity Partners Inc. (“Providence”) to sell the Company’s Television Group, consisting of 56 television stations (including 18 digital multicast stations) located in 24 markets across the United States, the stations’ associated Web sites, the Television Operations Center, Inergize Digital Media, and all other assets used or held for use exclusively in the ownership and operation of the stations. In consideration for the acquisition of the assets, the Buyer agreed to pay to the Sellers approximately $1.2 billion in cash, subject to certain potential working capital adjustments, and will assume certain liabilities of the Sellers as described in the Agreement.
     A representative of Providence informed the Company that the Buyer is considering its options under the Agreement including not closing the acquisition on the terms and conditions in the Agreement.
     The Agreement is in full force and effect and has not been terminated. There have been no allegations that the Sellers have breached any of the terms or conditions of the Agreement or that there is a failure of a condition to closing the acquisition. Closing of the transactions contemplated by the Agreement is not a condition to closing the merger of the Company with the private equity group co-led by Thomas H. Lee Partners, L.P. and Bain Capital Partners, LLC.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEAR CHANNEL COMMUNICATIONS, INC.
Date: November 8, 2007	By:	/s/ Herbert W. Hill
Herbert W. Hill,
SVP Chief Accounting Officer